                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY




                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                 BY AND AMONG



                GENESYS TELECOMMUNICATIONS LABORATORIES, INC.,



                                    ALCATEL



                                      AND


                               EDEN MERGER CORP.





                        Dated as of September 27, 1999

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----

ARTICLE I THE MERGER..............................................   2

     SECTION 1.1  THE MERGER......................................   2
     SECTION 1.2  EFFECT ON COMMON STOCK..........................   2
     SECTION 1.3  EXCHANGE OF CERTIFICATES........................   4
     SECTION 1.4  TRANSFER TAXES; WITHHOLDING.....................   6
     SECTION 1.5  STOCK OPTIONS...................................   6
     SECTION 1.6  LOST CERTIFICATES...............................   7
     SECTION 1.7  MERGER CLOSING..................................   7
     SECTION 1.8  STOCK TRANSFER BOOKS............................   7
     SECTION 1.9  RESTRICTED STOCK................................   7

ARTICLE II THE SURVIVING CORPORATION..............................   7

     SECTION 2.1  ARTICLES OF INCORPORATION.......................   7
     SECTION 2.2  BY-LAWS.........................................   8
     SECTION 2.3  OFFICERS AND DIRECTORS..........................   8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........   8
     SECTION 3.1  CORPORATE EXISTENCE AND POWER...................   8
     SECTION 3.2  CORPORATE AUTHORIZATION.........................   9
     SECTION 3.3  CONSENTS AND APPROVALS; NO VIOLATIONS...........   9
     SECTION 3.4  CAPITALIZATION..................................  10
     SECTION 3.5  SUBSIDIARIES....................................  11
     SECTION 3.6  SEC DOCUMENTS...................................  11
     SECTION 3.7  FINANCIAL STATEMENTS............................  12
     SECTION 3.8  ABSENCE OF UNDISCLOSED LIABILITIES..............  12
     SECTION 3.9  PROXY STATEMENT; FORM F-4.......................  12
     SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC........  13
     SECTION 3.11 TAXES...........................................  14
     SECTION 3.12 EMPLOYEE BENEFIT PLANS..........................  15
     SECTION 3.13 LITIGATION; COMPLIANCE WITH LAWS................  17
     SECTION 3.14 LABOR MATTERS...................................  18
     SECTION 3.15 CERTAIN CONTRACTS AND ARRANGEMENTS..............  18
     SECTION 3.16 ENVIRONMENTAL MATTERS...........................  18
     SECTION 3.17 INTELLECTUAL PROPERTY...........................  20
     SECTION 3.18 OPINION OF FINANCIAL ADVISOR....................  22
     SECTION 3.19 BOARD RECOMMENDATION............................  22
     SECTION 3.20 TAX TREATMENT...................................  22
     SECTION 3.21 FINDERS' FEES...................................  23
     SECTION 3.22 AFFILIATE TRANSACTIONS..........................  23

                               TABLE OF CONTENTS
                                  (continued)

                                                                        Page
                                                                        ----

     SECTION 3.23 INSURANCE.............................................  23
     SECTION 3.24 YEAR 2000 COMPLIANCE..................................  23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......  23
     SECTION 4.1  CORPORATE EXISTENCE AND POWER.........................  24
     SECTION 4.2  AUTHORIZATION.........................................  24
     SECTION 4.3  CONSENTS AND APPROVALS; NO VIOLATIONS.................  24
     SECTION 4.4  CAPITALIZATION........................................  25
     SECTION 4.5  SEC DOCUMENTS.........................................  25
     SECTION 4.6  FINANCIAL STATEMENTS..................................  26
     SECTION 4.7  ABSENCE OF MATERIAL ADVERSE CHANGES, ETC..............  26
     SECTION 4.8  PROXY STATEMENT; FORM F-4.............................  26
     SECTION 4.9  LITIGATION; COMPLIANCE WITH LAWS......................  26
     SECTION 4.10 INTELLECTUAL PROPERTY.................................  27
     SECTION 4.11 MERGER SUB'S OPERATIONS...............................  27
     SECTION 4.12 TAX TREATMENT.........................................  27
     SECTION 4.13 FINDERS' FEES.........................................  27

ARTICLE V COVENANTS OF THE PARTIES......................................  27

     SECTION 5.1  CONDUCT OF THE BUSINESS OF THE COMPANY................  27
     SECTION 5.2  CONDUCT OF THE BUSINESS OF PARENT.....................  28
     SECTION 5.3  SHAREHOLDERS' MEETING; PROXY MATERIAL.................  28
     SECTION 5.4  ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT......  29
     SECTION 5.5  NO SOLICITATION.......................................  29
     SECTION 5.6  DIRECTOR AND OFFICER LIABILITY........................  30
     SECTION 5.7  COMMERCIALLY REASONABLE EFFORTS.......................  31
     SECTION 5.8  CERTAIN FILINGS.......................................  31
     SECTION 5.9  PUBLIC ANNOUNCEMENTS..................................  32
     SECTION 5.10 FURTHER ASSURANCES....................................  32
     SECTION 5.11 EMPLOYEE MATTERS......................................  32
     SECTION 5.12 TAX-FREE REORGANIZATION TREATMENT.....................  33
     SECTION 5.13 STATE AND FOREIGN PERMITS.............................  33
     SECTION 5.14 LISTING...............................................  33
     SECTION 5.15 STATE TAKEOVER LAWS...................................  33
     SECTION 5.16 CERTAIN NOTIFICATIONS.................................  34
     SECTION 5.17 AFFILIATE LETTERS.....................................  34
     SECTION 5.18 POOLING...............................................  34
     SECTION 5.19 LETTERS OF ACCOUNTANTS................................  34

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
                                                                          ----

ARTICLE VI CONDITIONS TO THE MERGER.......................................  35

     SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS..................  35
     SECTION 6.2  CONDITIONS TO THE COMPANY'S OBLIGATION TO CONSUMMATE
                    THE MERGER............................................  35
     SECTION 6.3  CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS
                    TO CONSUMMATE THE MERGER..............................  36

ARTICLE VII TERMINATION...................................................  37
     SECTION 7.1  TERMINATION.............................................  37
     SECTION 7.2  EFFECT OF TERMINATION...................................  38
     SECTION 7.3  FEES....................................................  39

ARTICLE VIII MISCELLANEOUS................................................  39
     SECTION 8.1  NOTICES.................................................  39
     SECTION 8.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............  40
     SECTION 8.3  INTERPRETATION..........................................  40
     SECTION 8.4  AMENDMENTS, MODIFICATION AND WAIVER.....................  41
     SECTION 8.5  SUCCESSORS AND ASSIGNS..................................  41
     SECTION 8.6  SPECIFIC PERFORMANCE....................................  41
     SECTION 8.7  GOVERNING LAW...........................................  41
     SECTION 8.8  SEVERABILITY............................................  41
     SECTION 8.9  THIRD PARTY BENEFICIARIES...............................  42
     SECTION 8.10 ENTIRE AGREEMENT........................................  42
     SECTION 8.11 COUNTERPARTS; EFFECTIVENESS.............................  42

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of September 27, 1999 (this "AGREEMENT"), by and among Genesys Telecommunications Laboratories, Inc., a California corporation (the "COMPANY"), Alcatel, a corporation organized under the laws of France ("PARENT"), and Eden Merger Corp., a California corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUB").

                              W I T N E S S E T H

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and Parent as sole shareholder of Merger Sub, have each approved this Agreement and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein, and in accordance with the California Corporations Code (the "CCC"), whereby each issued and outstanding share of common stock, no par value (the "COMMON STOCK"), of the Company (other than shares of Common Stock owned, directly or indirectly, by the Company or by Merger Sub immediately prior to the Effective Time (as defined in Section 1.1(b) hereof)), will, upon the terms and subject to the conditions and limitations set forth herein, be converted into a fraction of a Parent American Depositary Share (collectively, the "ADSS"), each of which ADS represents one-fifth of a share, nominal value 10 Euros per share of Parent (the "PARENT SHARES") in accordance with the provisions of Article I of this Agreement;

     WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with certain shareholders of the Company, dated the date hereof (the "VOTING AGREEMENT"), pursuant to which, among other things, such shareholders have agreed, subject to the terms and conditions contained therein, to vote all shares of Common Stock then owned by such shareholders to approve and adopt this Agreement, and have granted to Parent a proxy to vote their shares of Common Stock upon the terms and subject to the conditions set forth therein;

     WHEREAS, the parties intend that the Merger shall be accounted for as a "pooling of interests" for financial reporting purposes in accordance with French generally accepted accounting principles; and

     WHEREAS, for federal income tax purposes, the Merger (as defined in Section 1.1(a) hereof) is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     SECTION 1.1   THE MERGER.

          (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the CCC, at the Effective Time (as defined in Section 1.1(b) hereof), Merger Sub shall be merged (the "MERGER") with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of California and shall continue under the name "Genesys Telecommunications Laboratories, Inc."

          (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company, Parent and Merger Sub shall cause an agreement of merger (the "AGREEMENT OF MERGER") with respect to the Merger to be executed and filed with the Secretary of State of the State of California (the "SECRETARY OF STATE") as provided in the CCC. The Merger shall become effective on the date and time at which the Agreement of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Agreement of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

          (c) From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

     SECTION 1.2   EFFECT ON COMMON STOCK.  At the Effective Time:

          (a) CANCELLATION OF SHARES OF COMMON STOCK. Each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into ADSs pursuant to this Section 1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate (representing prior to the Effective Time any such shares of Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive (i) the ADSs representing Parent Shares into which such shares of Common Stock have been converted, (ii) any dividend and other distributions in accordance with Section 1.3(c) hereof and
(iii) any cash, without interest, to be paid in lieu of any fraction of an ADS in accordance with Section 1.3(d) hereof.

          (b) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, no par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (c) CONVERSION OF SHARES OF COMMON STOCK. Subject to Section 1.3(d) hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.2(d)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) 1.667 ADS's in the event the Closing Share Value (as defined below) is less than $33.00 and greater than $27.00, or (ii) that number of ADS's equal to the quotient (calculated to three decimal places) obtained by dividing $55 by the Closing Share Value in the event the Closing Share Value is not less than $33.00 or (iii) that number of ADSs equal to the quotient (calculated to three decimal places) obtained by dividing $45.00 by the Closing Share Value in the event the Closing Share Value is not greater than $27.00 (the "EXCHANGE RATIO"). In the event the Closing Share Value is not greater than $24.00, Parent shall be entitled to deliver to Company shareholders, in lieu of the ADSs to which they might otherwise be entitled hereunder, an amount in cash equal to $45.00 per share of Common Stock held. The parties hereto acknowledge that in such event, several changes to the terms of the proposed transaction necessitated by such event would arise, including the fact that the proposed transaction would cease to be a tax-free reorganization. In such event, the duties of the Exchange Agent as set forth in Section 1.3 below shall be exercised for the exchange of Common Stock for cash instead of ADSs. "CLOSING SHARE VALUE" shall mean the average of the closing price of the ADS's on the New York Stock Exchange (the "NYSE") during the 10-trading day period ending 2 trading days prior to the Special Meeting.

          (d) DISSENTING SHARES. (i) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the CCC and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive ADSs pursuant to Section 1.2(c), but the holder thereof shall only be entitled to such rights as are granted by the CCC.

               (ii) notwithstanding the provisions of subsection (i) above, if any holder of shares of Common Stock who demands purchase of such shares under the CCC shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive ADSs as provided in Section 1.2(c), without interest thereon, upon surrender of the certificate formerly representing such shares.

               (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for purchase of any shares of Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CCC and received by the Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Common Stock under the CCC. The Company shall not, except with the prior written consent of Parent or as may be required under applicable laws (in which case Company shall provide prior notice to Parent), voluntarily make any payment with respect to any demands for the purchase of Common Stock or offer to settle or settle any such demands.

     SECTION 1.3   EXCHANGE OF CERTIFICATES.

          (a) Prior to the mailing of the Proxy Statement (as defined in Section 5.3(c) hereof) The Bank of New York or such other bank, trust company, Person or Persons as shall be designated by Parent and reasonably acceptable to the Company shall act as the depositary and exchange agent for the delivery of the ADSs in exchange for shares of Common Stock (the "EXCHANGE AGENT") in connection with the Merger. At or promptly following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the receipts ("ADRS"), representing ADSs, for the benefit of the holders of shares of Common Stock which are converted into ADSs pursuant to Section 1.2(c) hereof (together with cash as required to (i) pay any dividends or distributions with respect thereto in accordance with Section 1.3(c) hereof and (ii) make payments in lieu of fractional ADSs, pursuant to Section 1.3(d) hereof, being hereinafter referred to as the "EXCHANGE FUND")). To the extent required, the Exchange Agent will requisition from The Bank of New York, as depositary for the ADSs (the "DEPOSITARY"), from time to time, such number of ADSs as are issuable in respect of shares of Common Stock properly delivered to the Exchange Agent. For purposes of this Agreement, "PERSON" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

          (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Certificates shall pass, only upon proper delivery of the Certificate or Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a certificate or certificates representing ADRs evidencing that number of whole ADSs, if any, into which the number of shares of Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates may be surrendered, and ADRs evidencing the ADSs in exchange therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor ADRs evidencing the fraction of an ADS for each share of Common Stock formerly represented by such Certificate or Certificates, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within fifteen business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate or Certificates so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificate or Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash payable pursuant to subsections (c) and
(d) below upon the surrender of the Certificates.

          (c) No dividends or other distributions with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the ADSs represented thereby by reason of the conversion of shares of Common Stock pursuant to Sections 1.2(c) hereof and no cash payment in lieu of fractional ADSs shall be paid to any such holder pursuant to Section 1.3(d) hereof until such Certificate is surrendered in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid, without interest, to the person in whose name the ADSs representing such securities are registered (i) at the time of such surrender or as promptly after the sale of the Excess ADSs (as defined in Section 1.3(d) hereof) as practicable, the amount of any cash payable in lieu of fractional ADSs to which such holder is entitled pursuant to Section 1.3(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to ADSs, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such ADSs.

          (d) Notwithstanding any other provision of this Agreement, no fraction of an ADS will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional ADS, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the ADSs. In lieu of any such fractional security, each holder of shares of Common Stock otherwise entitled to a fraction of an ADS will be entitled to receive in accordance with the provisions of this
Section 1.3 from the Exchange Agent a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of ADSs which would otherwise be issued (the "EXCESS ADSS"). The sale of the Excess ADSs by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of Common Stock, the Exchange Agent will, subject to Section 1.3(e) hereof, hold such proceeds in trust for the holders of shares of Common Stock (the "ADS TRUST"). Parent shall pay all commissions, transfer taxes (other than those transfer taxes for which the Company's shareholders are solely liable) and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess ADSs. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Common Stock in lieu of any fractional ADS interests, the Exchange Agent shall make available such amounts to such holders of shares of Common Stock without interest.

          (e) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificate or Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this
Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for ADSs, any cash without interest, to be paid, in lieu of any fractional ADSs and any dividends or other distributions with respect to ADSs to which such holders may be entitled.

          (f) None of Parent, Merger Sub, Company or the Exchange Agent shall be liable to any Person in respect of any ADSs held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which (i) any ADSs, (ii) any cash in lieu of fractional ADSs or (iii) any dividends or distributions with respect to ADSs in respect of such Certificate or Certificates would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such ADSs, cash, dividends or distributions in respect of such Certificate or Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 1.4 TRANSFER TAXES; WITHHOLDING. If any certificate for an ADS is to be issued to, or cash is to be remitted to, a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes (as defined in Section 3.11(b) hereof) required by reason of the issuance of the ADSs (or cash in lieu of fractional ADSs) to a Person other than the registered holder of the Certificate or Certificates so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the ADSs (or cash in lieu of fractional ADSs) otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.5   STOCK OPTIONS.

          (a) Each option granted to a Company employee, consultant or director of the Company or any Subsidiary of the Company to acquire shares of Common Stock, which is outstanding immediately prior to the Effective Time ("OPTION") shall become and represent an option to purchase a number of ADSs (a "SUBSTITUTE OPTION"), determined by multiplying (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time by (ii) the Exchange Ratio (rounded to the nearest whole ADS), at an exercise price per ADS (rounded to the nearest whole cent) equal to the exercise price per share of Common Stock subject to the Option immediately prior to the Effective Time divided by the Exchange Ratio; PROVIDED, HOWEVER, that in the case of an Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to conform with
Section 424(a) of the Code. After the Effective Time, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Option prior to the

Effective Time subject to accelerated vesting if and to the extent provided in the applicable plans as of the date hereof. Parent shall take such corporate action as may be necessary or appropriate to, as soon as practicable, but in no event more than five business days following the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the ADSs subject to any Substitute Option to the extent such registration is required under applicable law in order for such ADSs to be sold without restriction in the United States, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Substitute Option remains outstanding.

     SECTION 1.6 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the ADSs to which the holder thereof is entitled pursuant to this
Article I.

     SECTION 1.7 MERGER CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto, and no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another time, date or place is agreed to by the parties hereto (such date, the "CLOSING DATE").

     SECTION 1.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Common Stock, except as otherwise provided in this Agreement or by applicable law.

     SECTION 1.9 RESTRICTED STOCK. Any unvested shares of restricted stock shall be converted into ADSs pursuant to Section 1.2(c) hereof and shall continue to vest upon the same terms and conditions as under the applicable Plan and/or restricted stock agreement.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Genesys Telecommunications Laboratories, Inc."

     SECTION 2.2 BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, the articles of incorporation of such entity and the by-laws of such entity.

     SECTION 2.3   OFFICERS AND DIRECTORS.

          (a) From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

          (b) The Board of Directors of the Company effective as of, and immediately following, the Effective Time shall consist of the directors of Merger Sub immediately prior to the Effective Time.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter previously supplied by the Company to Parent, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY DISCLOSURE SCHEDULE") as follows:

     SECTION 3.1 CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "LICENSES") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect. As used herein, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that in no event shall any effect that results from (x) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (y) changes affecting the telecommunications and enterprise communications software industries generally and which do not disproportionately materially affect the Company or (z) changes affecting the United States economy generally, constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Articles of Incorporation and the by-laws of the Company as currently in effect. The Company's Articles of Incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company's Articles of Incorporation or its bylaws.

     SECTION 3.2   CORPORATE AUTHORIZATION.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of the Company's shareholders, as set forth in Section 3.2(b) hereof and as contemplated by
Section 5.3 hereof, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings, on the part of the Company, other than the approval of the Company's shareholders, are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) Under applicable law, the Articles of Incorporation and the rules of the Nasdaq, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the by-laws of the Company, applicable law and this Agreement, is the only vote required to approve the Merger and adopt this Agreement.

     SECTION 3.3   CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the by-laws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect (without giving effect to clause (x) of the definition of Company Material Adverse Effect) and would not have a material adverse effect on, or materially delay, the ability of the

Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or Merger Sub or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent or Merger Sub.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "GOVERNMENTAL ENTITY") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Articles of Merger in accordance with the CCC and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), the EC Merger Regulations (as defined below) or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on, or materially delay, the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or Merger Sub or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent or Merger Sub. For purposes of this Agreement, "EC MERGER REGULATIONS" mean Council Regulation
(EEC) No. 4064/89 of December 21, 1989 on the Control of Concentrations Between Undertakings, OJ (1989) L 395/1 ,as amended, and the regulations and decisions of the Commission of the European Community or other organs of the European Union or European Community implementing such regulations.

     SECTION 3.4 CAPITALIZATION. The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value, of the Company (the "PREFERRED STOCK"). As of September 24, 1999, there were (i) 25,374,145 shares of Common Stock issued and outstanding and (ii) no shares of Preferred Stock issued and outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of September 24, 1999, there were outstanding Options to purchase 11,966,169 shares of Common Stock. The Company has provided to Parent schedules detailing each outstanding Option, the name of the holder of such Option, the number of shares of Common Stock subject to such Option, the exercise price of such Option and the vesting schedule of such Option, including the extent vested to date and whether the exercisability of such Option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except as set forth in this Section 3.4 and except for changes since September 24, 1999, resulting from the exercise of Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

     SECTION 3.5   SUBSIDIARIES.

          (a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an "ACTIVE COMPANY SUBSIDIARY") (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Active Company Subsidiaries and their respective jurisdictions of incorporation and the percentage of each such Subsidiary's outstanding capital stock or equity interest owned by the Company are identified in Schedule 3.5 of the Company Disclosure Schedule.

          (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.6 SEC DOCUMENTS. The Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since June 17, 1997 (the "COMPANY SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No forms, reports and documents filed after the date of this Agreement and prior to the Effective Time by the Company will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

     SECTION 3.7 FINANCIAL STATEMENTS. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (subject to normal year-end audit adjustments in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

     SECTION 3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company SEC Documents filed prior to the date hereof, and except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for those that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.9   PROXY STATEMENT; FORM F-4.

          (a) None of the information contained in the Proxy Statement (defined in Section 5.3(c)) (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the Effective Time and at the time of the Special Meeting (defined in Section 5.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent or Merger Sub based on information supplied by Parent for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement relating to Parent or Merger Sub based on information supplied by Parent for inclusion in the Proxy Statement.

          (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form F-4 (and/or such other form as may be applicable and used) to be filed with the SEC in connection with the issuance of ADSs and, if applicable, the deemed issuance, if any, of shares of Common Stock by reason of the transactions contemplated by this Agreement (such registration statement, as it may be amended or supplemented, is herein referred to as the "FORM F-4") will, with respect to information relating to the Company, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.10 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Except as set forth in the Company SEC Documents filed prior to the date hereof, since June 30, 1999, there has not been a Company Material Adverse Effect. Without limiting the foregoing, except as disclosed in the Company SEC Documents filed by the Company prior to the date hereof or as contemplated by this Agreement, since June 30, 1999, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

          (b) any amendment of any provision of the Articles of Incorporation or by-laws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company;

          (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $100,000 in the aggregate;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP;

          (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary of the Company entered into, (iii) increase in benefits payable under any employee benefit plan or any severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business consistent with past practices;

          (f) any issuance of Company Securities other than pursuant to the exercise of Options outstanding as of June 30, 1999 and the issuance of Options after such date exercisable for not more than 750,000 shares of Common Stock and the issuance of Company Securities pursuant thereto;

          (g) any acquisition, disposition or exclusive license of assets material to the Company and its Subsidiaries or any contract or agreement that limits or purports to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or any contract or agreement which involves or purports to involve exclusivity arrangements or exclusive dealings to which the Company or any of its subsidiaries is a party, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions of noncontrolling equity interests of third parties in the ordinary course of business where the aggregate cost of all such acquisitions and dispositions does not exceed $250,000), or any merger or consolidation with any third party, by the Company or any Subsidiary;

          (h) any entry into any contract or agreement involving a commitment on behalf of the Company of up to an aggregate of $250,000 other than in the ordinary course of business;

          (i) any capital expenditure, other than capital expenditures which are not, in the aggregate, in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole;

          (j) any settlement, compromise or other disposition of any claim, action or proceeding seeking monetary damages in excess of $250,000 or otherwise material to the Company;

          (k) entry by the Company into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary; or

          (l) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 3.11   TAXES.

          (a) (1) All federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "COMPANY GROUP") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Company Material Adverse Effect;
(2) all Taxes (as defined below) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for in accordance with GAAP, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Company Material Adverse Effect;
(3) there is no presently pending and, to the knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy which would, individually or in the aggregate, have a Company Material Adverse Effect with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which would, individually or in the aggregate, have a Company Material Adverse Effect; (4) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; (5) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (6) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

          (b) For purposes of this Agreement, (i) "TAXES" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "TAX RETURN" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12   EMPLOYEE BENEFIT PLANS.

          (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, and equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement, policy or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company (the "PLANS"). Schedule 3.12(a) of the Company Disclosure Schedule contains an accurate and complete list of the Plans.

          (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent a true and complete copy of the Plan and any amendments thereto, all written communications regarding any Plan and relating to any amendments to the Plan which both would result in any material liability to the Company and are not already reflected in the applicable Plan document (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code, the most recent determination letter received from the Internal Revenue Service and any material correspondence with the Internal Revenue Service at the Department of Labor with respect to each Plan intended to qualify under section 401 of the Code, the most recent annual actuarial valuations, if any, prepared by each Plan; if the Plan is funded, the most recent annual and periodic accounting of Plan assets; the most recent summary Plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Plan; and all communications material to any employee or employees relating to any Plan and any proposed Plan and not reflected in the applicable Plan document, in each case, relating to any increases in benefits, acceleration of payments or vesting schedules or other increases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

          (c) Neither the Company nor any of its ERISA Affiliates has, for the past six (6) years, maintained, established, sponsored, participated in, or contributed to, any employee benefit plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (d) No Plan is a "multiemployer plan," as defined in section 3(37) of ERISA, nor is any Plan a plan described in section 4063(a) of ERISA.

          (e) Each Plan has been established, operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code. The Company has performed in all material respects all obligations required to be performed by it under each Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Plan or against the assets of any Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms (for example, including 401(k) plan vesting and the exercise of previously granted options), without material liability to the Company, Parent or any of their Subsidiaries (other than ordinary administration expenses typically incurred in a termination event). There are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the Internal Revenue Service or Department of Labor with respect to any Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (f) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

          (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person. The Company has never represented or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

          (h) There are no pending, or to the knowledge of the Company, threatened or anticipated, material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          (i) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, forgiveness of indebtedness, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases mandated by applicable law.

          (j) No payment or benefit which may be made under the Plans will be characterized as an "excess parachute payment" within the meaning of section 280G of the Code.

          (k) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established. Schedule 3.12(k) lists all employee benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans. Each such plan which is required by contract or under applicable local law to be funded has been funded at least to the extent so required. If and to the extent any such plan is not funded, the obligations under such plan are reflected on the books and records of the entity maintaining the plan and on the consolidated financial statements of the Company.

          (l) The Company, in all material respects, (i) is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

     SECTION 3.13   LITIGATION; COMPLIANCE WITH LAWS.

          (a) Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any Governmental Entity which would (i) reasonably be expected to have a Company Material Adverse Effect or (ii) seek to delay or prevent the consum-mation of the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any material order, writ, judgment, injunction, decree, determination or award of any court, Governmental Entity or arbitrator that would reasonably be expected to have a Company Material Adverse Effect.

          (b) The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and licenses (collectively, "PERMITS") required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Permits in full force and effect, if any, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14 LABOR MATTERS. As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company.

     SECTION 3.15 CERTAIN CONTRACTS AND ARRANGEMENTS. Each material contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.16   ENVIRONMENTAL MATTERS.

          (a) (i) "CLEANUP" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

               (ii) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

               (iii) "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations (and enforceable judicial or administrative interpretations thereof) relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

               (iv) "HAZARDOUS MATERIALS" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               (v) "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          (b)  (i)   To the knowledge of the Company, the Company and its
Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 1996 and prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (ii) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be expected to have a Company Material Adverse Effect.

               (iii) There are no present or past, actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would in either case, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (iv) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

               (v) None of the real property owned or leased by the Company or any Subsidiary of the Company is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar list of sites in the United States or any other jurisdiction requiring investigation or Cleanup, where such listing would result in a liability to the Company which would have a Company Material Adverse Effect.

     SECTION 3.17   INTELLECTUAL PROPERTY.

          (a) The Company Disclosure Schedule sets forth a list of United States, international and foreign (i) patents and patent applications, (ii) registered trademarks and trademark applications, and (iii) registered copyrights and copyright applications, in each case owned by the Company and its Subsidiaries and material to the business of the Company and its Subsidiaries ("Company Registered Intellectual Property"). Such list is only true and
  ----------------------------------------
complete as of the Effective Date as to patents and patent applications.

          (b) To the knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries own or have the right to use all Intellectual Property (as defined hereafter) material to the conduct of their businesses as currently conducted and as currently anticipated to be conducted until Closing.

          (c) (i) All registrations relating to the Company Registered Intellectual Property are subsisting, unexpired and free of liens and encumbrances; (ii) to the knowledge of the Company and its Subsidiaries, the operation of the business of the Company and its Subsidiaries as currently conducted and currently anticipated to be conducted until Closing does not infringe the Intellectual Property of any third party and no such claim is pending or threatened; (iii) no final judgment, decree, injunction, rule or order has been rendered by any Governmental Entity or arbitral body that would restrict the Company's or its Subsidiaries' rights to use any Intellectual Property owned by the Company or its Subsidiaries; and (iv) neither the Company nor its Subsidiaries have received notice of any pending suit, action or administrative proceeding that seeks to invalidate any

Intellectual Property owned by the Company or its Subsidiaries; and (v) to the Company's knowledge, the consummation of the transactions contemplated by this Agreement will not result in the termination of any of the Company or Subsidiary owned or licensed Intellectual Property, except where such termination will not have a Company Material Adverse Effect.

          (d) To the knowledge of the Company and its Subsidiaries, no person is engaging in any activity that infringes any Intellectual Property owned by the Company and its Subsidiaries.

          (e) The Company and its Subsidiaries have made available to Parent copies of all material agreements relating to Licensed Intellectual Property (as defined in Section 3.17(f)(ii) below). With respect to each such material agreement:

               (i) Subject to the obtaining of any necessary third-party consents set forth in the Company Disclosure Schedule, such agreement will not cease to be in full force and effect on its terms as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement permit acceleration of or constitute a breach or default under such agreement or otherwise give rise to a right to terminate such agreement, except where such acceleration, breach, default or termination is not anticipated to have a Company Material Adverse Effect;

               (ii) Neither the Company nor its Subsidiaries have (A) received any notice of acceleration, termination or cancellation under such agreement, nor (B) received any notice of breach or default under such agreement, which breach has not been cured;

               (iii) To the knowledge of the Company and its Subsidiaries, neither the Company, its Subsidiaries, nor any other party to such agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement; and

               (iv) To the Company's knowledge, such agreement is valid and binding and in full force and effect.

          (f) The Company and its Subsidiaries have taken reasonable steps in accordance with industry practice to maintain the confidentiality of their trade secrets and other confidential information of the Company and its Subsidiaries. To the knowledge of the Company and its Subsidiaries: (i) no person has misappropriated any material trade secrets or other material confidential information owned by the Company and its Subsidiaries; and (ii) no employee, independent contractor or agent of the Company and its Subsidiaries has misappropriated any trade secrets of any other person in the course of such performance as an employee; and (iii) no employee, independent contractor or agent of the Company and its Subsidiaries is in breach of any material term of any employment agreement, non-disclosure agreement or assignment of invention agreement relating to the protection or ownership of Intellectual Property material to the business of the Company and its Subsidiaries.

          (g) To the knowledge of the Company and its Subsidiaries, the Software is free of all viruses, worms or trojan horses that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. To the Company's knowledge, the Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Software into any country in which the Software is licensed for use, and, to the Company's knowledge, all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

          (h)  For purposes of this Agreement:

               (i)   "INTELLECTUAL PROPERTY" shall mean all rights provided
                      ---------------------
under U.S., state and foreign law relating to intellectual property, including without limitation all: (x) (1) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (2) copyrights and copyrightable works, including, but not limited to, computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; and (y) all registrations, applications and recordings for any of the foregoing.

               (ii)  "LICENSED INTELLECTUAL PROPERTY" shall mean (x)
                      ------------------------------
Intellectual Property or Software licensed to the Company and its Subsidiaries by any third party, and (y) Intellectual Property and Software licensed by the Company and its Subsidiaries to any third party.

               (iii) "SOFTWARE" shall mean all computer software (i) material to
                      --------
the operation of the business of the Company and its Subsidiaries, or (ii) distributed or licensed by the Company and its Subsidiaries.

     SECTION 3.18 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Goldman, Sachs & Co. ("GOLDMAN SACHS") to the effect that, as of such date, the consideration to be received by the holders of Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

     SECTION 3.19 BOARD RECOMMENDATION. The Board of Directors of the Company, at a meeting duly called and held, has unanimously approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of the Company; and (ii) resolved to recommend that the shareholders of the Company adopt this Agreement and approve the Merger.

     SECTION 3.20 TAX TREATMENT. Neither the Company nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code, or (ii) prevent the exchange of shares of Common Stock from meeting the requirements of Treasury Regulation Section 1.367(a)-3(c)(1).

     SECTION 3.21 FINDERS' FEES. Except for Goldman Sachs, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 3.22 AFFILIATE TRANSACTIONS. Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no material contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     SECTION 3.23 INSURANCE. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and its Subsidiaries are a party or are a beneficiary or named insured. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

     SECTION 3.24   YEAR 2000 COMPLIANCE.  The Company and its Subsidiaries have
(1) undertaken an assessment of those Company Systems that could be adversely affected by a failure to be Year 2000 Compliant, (2) developed a plan and time line for rendering such Systems Year 2000 Compliant, and (3) to date, implemented such plan in accordance with such timetable as would reasonably be expected to avoid a Company Material Adverse Effect. Based on such inventory, review and assessment, all Company Systems are Year 2000 Compliant or will be Year 2000 Compliant as required to avoid having a Company Material Adverse Effect. For purposes hereof, "COMPANY SYSTEMS" shall mean all computer, hardware, software, Software, systems, and equipment (including embedded microcontrollers in noncomputer equipment) embedded within or required to operate the current products of the Company and its Subsidiaries, and/or material to or necessary for the Company and its Subsidiaries to carry on its business as currently conducted. For purposes hereof, "YEAR 2000 COMPLIANT" means that the Company Systems provide uninterrupted millennium functionality in that the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems record, store, process, and present calendar dates falling on or before December 31, 1999.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Company subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "PARENT DISCLOSURE SCHEDULE"), as follows:

     SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, PROVIDED, HOWEVER, that in no event shall any effect that results from (x) the public announcement or pendency of the transactions contemplated hereby or any actions taken in compliance with this Agreement, (y) changes affecting the telecommunications industry generally and which do not disproportionately materially affect Parent or (z) changes affecting the economies in which such entity operates generally, constitute a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of Parent and Merger Sub.

     SECTION 4.2 AUTHORIZATION. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, by Parent as the sole shareholder of Merger Sub, this Agreement has been approved by the Board of Directors of Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

     SECTION 4.3    CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder will
(i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or other governing or organizational documents) of Parent or Merger Sub, as the case may be, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of Parent or Merger Sub is a party or by which any of them or any of their respective assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Parent or Merger Sub is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of either Parent or Merger Sub to consummate the transactions contemplated hereby or (B) that become applicable as a result of the business activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, the Company.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub or the performance by any of them of their respective obligations hereunder, except
(i) the filing of the Articles of Merger in accordance with the CCC and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the HSR Act or the EC Merger Regulations or any other foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws; (v) the filing of a registration statement relating to the new Parent shares to be issued in connection with the issuance of the ADSs with the French Commission des Operations de Bourse (the "COB"); and
(vi) the approval (visa) of such registration statement by the COB and such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect and would not have a material adverse effect on the ability of either Parent or Merger Sub to perform their respective obligations hereunder or (B) that become applicable as a result of the business or activities in which the Company or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, the Company.

     SECTION 4.4 CAPITALIZATION. As of June 30, 1999 there were 198,781,381 issued Parent Shares. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, of which 100 shares are outstanding, all of which are owned by Parent. All ADSs to be issued at the Effective Time shall be, when issued, duly authorized and validly issued and fully paid and nonassessable and free of preemptive rights with respect thereto. As of June 30, 1999, there were outstanding options and securities convertible into or exchangeable or exercisable for 10,718,314 Parent Shares.

     SECTION 4.5 SEC DOCUMENTS. Parent has filed all required periodic reports on Forms 20-F and 6-K with the SEC since January 1, 1997 (the "PARENT SEC DOCUMENTS"). As of their respective dates, and giving effect to any amendments thereto, (a) the Parent SEC documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the reports on Form 20-F contained in the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No forms, reports and documents filed after the date of this Agreement and prior to the Effective Time by the Parent will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is required to file any form, report or other document with the SEC.

     SECTION 4.6 FINANCIAL STATEMENTS. The financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents filed prior to the date hereof (a) were prepared from the books and records of Parent and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto and (c) are in conformity with applicable accounting principles applied on a consistent basis (subject to normal year-end audit adjustments in the case of unaudited statements).

     SECTION 4.7 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Since December 31, 1998 there has not been a Parent Material Adverse Effect.

     SECTION 4.8   PROXY STATEMENT; FORM F-4.

          (a) None of the information supplied or to be supplied by Parent or Merger Sub, as the case may be, in writing for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, with respect to information relating to such entities, at the time of the mailing the Proxy Statement to the shareholders of the Company, at the Effective Time and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information supplied or to be supplied by Parent or Merger Sub, as the case may be, for inclusion or incorporation by reference in the Form F-4 will, with respect to information relating to such entities, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.9   LITIGATION; COMPLIANCE WITH LAWS.

          (a) Except as set forth in either the Parent SEC Documents or otherwise fully covered by insurance, there is no action, suit or proceeding pending against, or to the knowledge of Parent threatened against, Parent or any Subsidiary of Parent or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Parent Material Adverse Effect.

          (b) Parent and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

     SECTION 4.10   INTELLECTUAL PROPERTY.

          (a) Parent and its Subsidiaries own or have the right to use all material Intellectual Property reasonably necessary for Parent and its Subsidiaries to conduct their business as it is currently conducted.

          (b) To the knowledge of Parent: (i) Parent does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) no judgment, decree, injunction, rule or order has been rendered by a Governmental Entity which would limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property owned by Parent in any respect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and
(iii) Parent has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or Parent's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.11 MERGER SUB'S OPERATIONS. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (i) engaged in any business activities, (ii) conducted any operations other than in connection with the transactions contemplated hereby or (iii) incurred any liabilities other than in connection with the transactions contemplated hereby.

     SECTION 4.12 TAX TREATMENT. Neither Parent nor any of its affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code or (ii) prevent the exchange of shares of Common Stock from meeting the requirements of Treasury Regulation Section 1.367(a)-3(c)(1).

     SECTION 4.13 FINDERS' FEES. Except for J.P. Morgan Securities Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V

                           COVENANTS OF THE PARTIES

     SECTION 5.1 CONDUCT OF THE BUSINESS OF THE COMPANY. From the date hereof until the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company will not (and will not permit any of its Subsidiaries to) take any action or omit to take any action that would (i) make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.3(b) not to be satisfied or (ii) make the representation and warranty set forth in Section 3.10 false. Furthermore, for the avoidance of doubt, the Company will not take any of the actions specified in Section 3.10 (as modified by the Company Disclosure Schedule) without the prior consent of Parent.

     SECTION 5.2 CONDUCT OF THE BUSINESS OF PARENT. From the date hereof until the Closing Date, Parent will not (and will not permit any of its Subsidiaries to) take any action or omit to take any action that would make any of its representations and warranties contained herein false to an extent that would cause the condition set forth in Section 6.2(b) not to be satisfied.

     SECTION 5.3    SHAREHOLDERS' MEETING; PROXY MATERIAL.

          (a) Subject to the last sentence of this Section 5.3(a), the Company shall, in accordance with applicable law and the Articles of Incorporation and the by-laws of the Company duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders; PROVIDED that the Board of Directors of the Company may withdraw, modify or change such recommendation if but only if (i) it believes in good faith that a Superior Proposal (as defined in Section 5.5 hereof) has been made and (ii) it has determined in good faith, based on the advice of outside counsel, that the failure to withdraw, modify or change such recommendation is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. The Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to take all other action necessary or advisable to secure the vote or consent of shareholders required by the CCC to obtain such approval, except to the extent that the Board of Directors of the Company has changed its recommendation to the shareholders of the Company with respect to the Merger and this Agreement in accordance with this Section 5.3(a).

          (b) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company in favor of approval of the Merger and this Agreement; PROVIDED HOWEVER, that the Board of Directors of the Company may, prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Board of Directors of the Company has changed its recommendation to the shareholders of the Company with respect to the Merger and this Agreement in accordance with Section 5.3(a).

          (c) Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the adoption of this Agreement and the approval of the Merger by the Company's shareholders (the "PROXY STATEMENT"), and Parent shall prepare and file with the SEC, following resolution of any comments the SEC may have with respect to the Proxy Statement, the Form F-4, in which the Proxy Statement will be included. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing documents and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of such documents. Parent and the Company shall each use its reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act.

          (d) The Company shall as promptly as practicable notify Parent of the receipt of any comments from the SEC relating to the Proxy Statement. Each of Parent and the Company shall as promptly as practicable notify the other of (i) the effectiveness of the Form F-4, (ii) the receipt of any comments from the SEC relating to the Form F-4 and (iii) any request by the SEC for any amendment to the Form F-4 or for additional information. All filings by Parent and the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement, the Form F-4 and any amendment or supplement thereto, shall be subject to the prior review of the other, and all mailings to the Company's shareholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Parent.

     SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY AGREEMENT. Upon reasonable advance notice, between the date hereof and the Closing Date, the Company shall (i) give Parent, its respective counsel, financial advisors, auditors and other authorized representatives (collectively, "PARENT'S REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent's Representatives such financial and operating data and other information relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; PROVIDED THAT any information and documents received by Parent or Parent's Representatives (whether furnished before or after the date of this Agreement) shall be held in accordance with the Confidentiality Agreements dated August 17, 1999 and September 21, 1999 between Parent and the Company (the "CONFIDENTIALITY AGREEMENTS"), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof until the Effective Time.

     SECTION 5.5 NO SOLICITATION. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents of the Company not to, directly or indirectly, (a) solicit, initiate or encourage any inquiry, offer or proposal that constitutes an Acquisition Proposal (as defined hereafter) or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal (or inquires with respect thereto) or has advised the Company that it is interested in making an Acquisition Proposal; PROVIDED THAT, if and only if (i) the Company's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal and

(ii) the Company's Board of Directors determines in good faith, based on such matters as it deems relevant, including the advice of the Company's outside legal counsel, that the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, then the Company may furnish information with respect to the Company and its Subsidiaries and participate in negotiations regarding such Acquisition Proposal; PROVIDED THAT the Company will not disclose any information to such Person without (i) first entering into a confidentiality agreement on terms no less favorable to the Company than the one entered into by Company and Parent on August 17, 1999, and (ii) providing Parent twenty-four (24) hours notice of the Company's intention to provide such information, PROVIDED that Company is not in breach of this Section 5.5. The Company shall provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the terms thereof. The Company shall inform Parent as promptly as practicable, and in any event within one (1) business day, regarding any change in the terms of any Acquisition Proposal with a third party or any other material development regarding any Acquisition Proposal with a third party. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 50% or more of any class of equity securities of the Company, or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of the Company, or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole or any solicitation in opposition to approval by the Company's shareholders of this Agreement, other than the transactions contemplated by this Agreement. As used herein, a "SUPERIOR PROPOSAL" shall mean an Acquisition Proposal which in the reasonable judgment of the Company's Board of Directors, based on such matters as it deems relevant including the advice of the Company's financial advisor, (i) is likely to result in a transaction providing greater benefits to the Company's shareholders than those provided pursuant to this Agreement, and (ii) is reasonably capable of being financed by the Person making such Proposal on a timely basis. Nothing contained in this
Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party unless such third party has made a Superior Proposal.

     SECTION 5.6    DIRECTOR AND OFFICER LIABILITY.

          (a) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided in the Articles of Incorporation or by-laws of the Company or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof shall survive the Merger and continue in full force and effect in accordance with its terms.

          (b) For six years after the Effective Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company and any of its Subsidiaries (the "INDEMNITEES") to the same extent as set forth in subsection (a) above. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

          (c) For six (6) years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (the "MAXIMUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (d) The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.6 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).

     SECTION 5.7 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.8    CERTAIN FILINGS.

          (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Form F-4 Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and the Form F-4 Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.8, each party hereto shall file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and

Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within ten (10) days of the date of this Agreement, and each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

          (b) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations.

          (c) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Commission of the European Community or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

          (d) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.9 PUBLIC ANNOUNCEMENTS. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consent of the other party, except that public disclosure may be made as may be required by law or by any listing agreement with, or the policies of, a national securities exchange following prior consultation with the other party.

     SECTION 5.10 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

     SECTION 5.11   EMPLOYEE MATTERS.

          (a) For a period of one year immediately following the date of the Closing, Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time ("CONTINUING EMPLOYEES") coverage by benefit plans or arrangements that are, in the aggregate, substantially equivalent to (including, with respect to eligibility requirements, exclusions and the employee portion of the cost of such benefit plans or arrangements) than those provided to the employees of the Company immediately prior to the date of the Closing (other than stock option or other equity-based plans and other than employment, severance or similar plans and agreements).

          (b) Parent shall, and shall cause the Surviving Corporation and Parent's Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 3.12(a) of the Company Disclosure Schedule, except as such agreements, contracts, arrangements, commitments and understandings may be amended or waived with the consent of the applicable employee.

          (c) The holders of Options have been or will be given by the Company, or shall have property waived, any required notice prior to the Merger and all such rights will be terminated at or prior to the Effective Date.

     SECTION 5.12 TAX-FREE REORGANIZATION TREATMENT. In the event Parent does not exercise its election under Section 1.2(c) to convert shares of Common Stock into cash as set forth in Section 1.2(c), each of Parent and the Company shall take all reasonable actions necessary to cause the Merger to qualify as a reorganization under the provisions of section 368(a) of the Code and the exchange of shares of Common Stock pursuant to the Merger to meet the requirements of Treasury Regulation Section 1.367(a)-3(c)(1) and to obtain the opinions of counsel referred to in Sections 6.2(d) and 6.3(e) hereof, and neither party will take any action inconsistent therewith.

     SECTION 5.13 STATE AND FOREIGN PERMITS. Parent shall use commercially reasonable efforts to obtain, prior to the effective date of the Form F-4 Registration Statement, all necessary state and foreign securities law permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger, and will pay all expenses incident thereto.

     SECTION 5.14 LISTING. Parent shall use commercially reasonable efforts to cause the ADSs to be issued in the Merger or upon exercise of Substitute Options or upon cancellation of Options to be listed on the NYSE, subject to notice of official issuance thereof, prior to the Closing Date.

     SECTION 5.15 STATE TAKEOVER LAWS. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company and Parent shall each take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

     SECTION 5.16 CERTAIN NOTIFICATIONS. Between the date hereof and the Effective Time, each party shall promptly notify the other party hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.

     SECTION 5.17 AFFILIATE LETTERS. The Company shall, at least 45 days prior to the date of the Special Meeting, deliver to Parent a list reasonably satisfactory to Parent setting forth the names and addresses of all persons who at the time of the Special Meeting are, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each person who is identified as an affiliate on such list to execute a written agreement at least 30 days prior to the date of the Special Meeting in the form of Exhibit A hereto (collectively, the "AFFILIATE AGREEMENTS").

     SECTION 5.18 POOLING. From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective Subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a French "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a French "pooling of interests" for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, no action or omission shall be required on the part of the Company or any of its affiliates pursuant hereto if the Company or any such affiliate determines, in good faith, that such action or omission could be detrimental (other than to a de minimus extent) to the Company or such affiliate.

     SECTION 5.19   LETTERS OF ACCOUNTANTS.   Parent shall use commercially
reasonable efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen LLP, Parent's independent public accountants, dated and delivered the date on which the Form F-4 shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (a) The Company shall use commercially reasonable efforts to cause to be delivered to Parent "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated and delivered the date on which the Form F-4 shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) This Agreement shall have been adopted, and the Merger approved, by the shareholders of the Company in accordance with applicable law;

          (b) Any applicable waiting periods under the HSR Act and the EC Merger Regulation relating to the Merger shall have expired or been terminated;

          (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger or the other transactions contemplated by this Agreement;

          (d) The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky," other state, federal and foreign securities laws applicable to the registration and qualification of the ADSs and the Parent Shares following the Closing shall have been complied with (including visas of the COB); and

          (e) The ADSs issuable in accordance with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 6.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO CONSUMMATE THE MERGER. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) Parent and Merger Sub shall each have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of Parent and Merger Sub contained in Article IV hereof (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect;

          (c) The Company shall have received certificates signed by any senior executive vice president of Parent, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived; and

          (d) In the event Parent does not exercise its election under Section 1.2(c) to convert shares of Common Stock into cash as set forth in Section 1.2(c), the Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, its tax counsel, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code and that Parent, Merger Sub and the Company are each parties to a reorganization and such opinion shall not have been withdrawn prior to the Effective Time; PROVIDED, HOWEVER, that if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinions, this condition shall nonetheless be deemed to be satisfied with respect to Company if Shearman & Sterling renders such opinions to Company. The Company agrees to make such reasonable representations related to the requirements of Section 368 and 367 of the Code as may be requested by tax counsel in connection with the opinions referred to above.

     SECTION 6.3 CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS TO CONSUMMATE THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof (except for those agreements set forth in Section 5.18);

          (b)  The representations and warranties of the Company contained in
Article III hereof (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct in all respects as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true in all respects as of such earlier date), except (i) as otherwise contemplated by this Agreement and (ii) for such failures to be true and correct which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect;

          (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

          (d) All foreign laws regulating competition, antitrust, investment or exchange control shall have been complied with, and all approvals required under such foreign laws shall have been received;

          (e) In the event Parent does not exercise its election under Section 1.2(c) to convert shares of Common Stock into cash as set forth in Section 1.2(c). Parent shall have received an opinion of Shearman & Sterling, its tax counsel, in form and substance reasonable satisfactory to it, to the effect that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code and that Parent, Merger Sub and the Company are each parties to a reorganization and such opinion shall not have been withdrawn prior to the Effective Time PROVIDED, HOWEVER, that if Shearman & Sterling does not render such opinions, this condition shall nonetheless be deemed to be satisfied with respect to Parent and Merger Sub if Wilson Sonsini Goodrich & Rosati, Professional Corporation renders such opinions to Parent. Parent and Merger Sub agree to make such reasonable representations related to the requirements of
Section 368 and 367 of the Code as may be requested by tax counsel in connection with the opinions referred to above; and

          (f) Each of the individuals listed on Schedule 6.3(f) shall have executed an employment agreement concurrently with the execution and delivery of this Agreement, and such employment agreement shall be in full force and effect at the Effective Time.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after the Company has obtained shareholder approval:

          (a)  by the mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by May 31, 2000, or such other date, if any, as the Company and Parent shall agree upon; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

          (d) by Parent, if (i) the Board of Directors of the Company shall have withheld, withdrawn or modified or amended in any respect adverse to Parent or Merger Sub its approval or recommendation of the Merger or shall have resolved to do so, or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so, or (iii) a tender offer, exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and, either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its shareholders or (B) within (i) ten (10) business days of such commencement or (ii) in any event, at least three
(3) business days prior to the shareholder meeting, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders), (iv) the Company shall have failed to include in the Proxy Statement the recommendation of the Company's Board of Directors in favor of the approval of the Merger or this Agreement, (v) the Company's Board of Directors shall have failed to reaffirm its recommendation in favor of the approval of the Merger and this Agreement within ten business days after the announcement of an Acquisition Proposal and Parent's written request for such reaffirmation in connection therewith (unless such announcement shall have occurred less than ten business days prior to the Special Meeting, in which case such reaffirmation shall occur as soon as practicable, and if so practicable, in advance of the Special Meeting), or (vi) the Company shall have breached its obligations under
Section 5.5 in any respect;

          (e) by either the Company or Parent, if the approval of the shareholders of the Company of the Merger and the adoption of this Agreement shall not have been obtained at a duly held meeting of shareholders of the Company or any adjournment thereof;

          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
Section 6.3(a) or (b) would not be satisfied (a "TERMINATING COMPANY BREACH"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(f); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1; or

          (g) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of commercially reasonable efforts within 30 days and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(g); and provided, further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1.

     The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

     SECTION 7.2 EFFECT OF TERMINATION. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto;

PROVIDED, HOWEVER that notwithstanding such termination the agreements contained in Sections 7.2, 7.3 and 8.7 hereof and the provision to Section 5.4 hereof shall survive the termination hereof.

     SECTION 7.3  FEES.

          (a) The Company agrees to pay Parent in immediately available funds by wire transfer an amount equal to $45 million (the "TERMINATION FEE") if:

               (i) this Agreement is terminated by Parent pursuant to Section 7.1(d) hereof, other than a termination pursuant to Section 7.1(d)(i) either (A) after the occurrence of a Parent Material Adverse Effect or (B) in the event the representations and warranties of Parent set forth in Article IV were not true in all material respects at the time of the withdrawal, modification or amendment referred to in such section; or

               (ii) (A) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(e) hereof due to the failure of the Company's shareholders to approve the Merger and this Agreement, (B) at the time of such failure to so approve the Merger and this Agreement there shall exist an Acquisition Proposal with respect to the Company that has not been publicly and irrevocably withdrawn and (C) within nine (9) months after such termination, the Company shall enter into a definitive agreement with respect to any merger, consolidation, recapitalization, liquidation, tender offer, exchange offer or other business combination involving the acquisition, purchase or change of control of 50% or more of any class of equity securities of the Company (an "ACQUISITION TRANSACTION") or any Acquisition Transaction shall be consummated.

          (b) The Company shall pay the Termination Fee required to be paid pursuant to Section 7.3(a) hereof (if all conditions thereto have been satisfied) (i) not later than one (1) business day after the termination of this Agreement by Parent or (ii) in the case of Section 7.3(a)(ii), at or prior to the execution of an agreement described in Section 7.3(a)(ii)(C).

          (c) Except as provided otherwise in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                 ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier or when delivered by hand or
(d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by notice given hereunder):

     If to the Company, to:

          Genesys Telecommunications Laboratories, Inc.
          1155 Market Street
          San Francisco, California 94103
          United States
          Fax: (415) 437-1250
          Attention: President

     with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304
          United States
          Fax: (650) 493-6811
          Attention: Jeffrey D. Saper, Esq.
                     Steve L. Camahort, Esq.

     If to Parent or Merger Sub, to:

          Alcatel
          54, rue La Boetie
          75008 Paris
          FRANCE
          Fax: 33-140-761-435
          Attention: Pascal Durand-Barthez

     with a copy to:

          Shearman & Sterling
          1550 El Camino Real
          Menlo Park, California 94025
          UNITED STATES
          Fax: (650) 330-2299
          Attention: Alan F. Denenberg, Esq.
                     Christopher D. Dillon, Esq.

     SECTION 8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

     SECTION 8.3 INTERPRETATION. References herein to the "knowledge of the Company" shall mean the actual knowledge of the executive officers of the Company. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4  AMENDMENTS, MODIFICATION AND WAIVER.

          (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED THAT after the adoption of this Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 8.6 SPECIFIC PERFORMANCE. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     SECTION 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 ENTIRE AGREEMENT. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                             ALCATEL


                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________



                                             EDEN MERGER CORP.


                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________




                                             GENESYS TELECOMMUNICATIONS
                                             LABORATORIES, INC.


                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________



      [Signature page to Agreement and Plan of Merger and Reorganization]